SIRIUS REPORTS STRONG THIRD QUARTER RESULTS

•	Revenue Increases 150% Year-Over-Year to $167.1 Million
•	Cost to Acquire a Subscriber Drops 23%Year-Over-Year
•	Automakers Significantly Increase Installation Rates
•	Fourth Quarter 2006 Could Be The Company’s First Ever Positive Free Cash Flow Quarter

NEW YORK – November 8, 2006 – SIRIUS Satellite Radio (NASDAQ:SIRI) today announced that its total revenue increased 150% year-over-year to $167.1 million for third quarter 2006, reflecting nearly three million new subscribers added in the last twelve months. The company reported a 23% improvement in SAC per gross subscriber addition from the year-ago quarter. Reflecting the company’s improving business model and rapidly growing subscriber base, SIRIUS’ third quarter adjusted loss from operations decreased 21% year-over-year.

SIRIUS ended the third quarter with 5,119,308 subscribers, 135% above third quarter 2005 ending subscribers of 2,173,920. During the third quarter of 2006, SIRIUS added 441,101 net subscribers, a 23% increase over third quarter 2005 net subscriber additions of 359,294. For the fourth consecutive quarter, SIRIUS led the satellite radio industry in net subscriber additions, capturing a record 61% of total satellite radio net additions in the third quarter. SIRIUS added approximately 205,900 net subscribers from its retail channel and approximately 236,500 net subscribers from its automotive OEM channel during third quarter 2006.

“SIRIUS continues to focus on excellence in programming and solid execution of our business plan,” said Mel Karmazin, CEO of SIRIUS. “Over the last year, we generated $100 million in new revenue, increased our share of satellite radio net subscriber additions by 24 percentage points and reduced our SAC per gross addition by 23%. SIRIUS has never been in a stronger position heading into the key fourth quarter holiday season, with exciting new products, compelling programming, and strong relationships with our retail and exclusive OEM partners. We are well prepared to meet fourth quarter demand and remain focused on achieving positive free cash flow.”

Total revenue for the third quarter of 2006 increased to $167.1 million, up 150% from $66.8 million in the third quarter of 2005. Average monthly revenue per subscriber (or “ARPU”) was $11.17 in the third quarter of 2006 compared with $11.15 in the year-ago third quarter. ARPU for the third quarter of 2006 included a $0.49 contribution from net advertising revenue compared with a $0.26 contribution from net advertising revenue in the year-ago third quarter. Average monthly churn was 2.0% in the third quarter of 2006 compared with 1.8% in the year–ago period reflecting the impact of a 177% larger OEM subscriber base year-over-year. Full year 2006 monthly churn is expected to be 1.8%. SAC per gross subscriber addition was $114 for the third quarter of 2006, a 23% improvement over SAC per gross subscriber addition of $149 reported for third quarter 2005.

SIRIUS reported a net loss of ($162.9) million, or ($0.12) per share, for the third quarter of 2006 compared with a net loss of ($180.4) million last year, or ($0.14) per share, for the third quarter of 2005.

New Initiatives

SIRIUS continued to augment “The Best Radio on Radio” by recently announcing a variety of new initiatives, including:

•

The worldwide launch of SIRIUS Internet Radio (SIR), a CD-quality, internet version of the SIRIUS satellite radio service. SIR delivers more than 75 channels of SIRIUS programming, without the use of a radio, for a $12.95 monthly subscription fee. To mark the launch of SIR, on October 25 and 26 SIRIUS allowed free listening on SIRIUS.com to The Howard Stern Show and Stern’s two 24/7 channels, as well as to SIRIUS’ music, talk, entertainment, and sports channels.

•

The industry’s first portable satellite radio with WiFi capabilities. The Stiletto 100 allows users to listen for the first time to live and recorded SIRIUS content almost anywhere. The Stiletto stores up to 100 hours of live SIRIUS Satellite Radio programming (2 GB) and automatically records users’ favorite music. Subscribers can use the Stiletto 100 to access SIRIUS’ internet radio services over an accessible WiFi network, as well as to bookmark and easily purchase favorite songs through Yahoo! Music Engine, which can be updated to Yahoo! Music Jukebox, or another compatible download service.

•

An entire channel devoted to rock legendary superstars The Who (channel 10). SIRIUS pioneered the concept of dedicating entire 24-hour, commercial-free music channels to some of the world’s greatest artists. Such channels include The Who, Rolling Stones (channel 98) and Elvis Presley (channel 13), and previously dedicated channels to the music of Bruce Springsteen, the E Street Band, country music star George Strait and David Gilmour / Pink Floyd.

•	A multi-year agreement with The Metropolitan Opera and launching Metropolitan Opera Radio, the definitive radio channel for opera lovers.

•	An agreement with Chelsea Football Club, the two-time defending champions of Barclays English Premier League, to make SIRIUS the exclusive satellite radio provider of Chelsea soccer matches.

Increasing Momentum in the Automotive OEM Channel

SIRIUS nearly doubled its OEM subscriber base during the nine months of 2006, reflecting increasing momentum from its exclusive automotive OEM arrangements. SIRIUS is currently available as a factory installed option or standard feature in virtually all Chrysler, Jeep, Dodge, Mercedes-Benz, Maybach, BMW, Volkswagen, Audi, and Rolls-Royce vehicle lines. SIRIUS expects a significant increase in the overall factory installation rate with the Chrysler Group, up from just over 30% in the 2006 model year to 40% in the 2007 model year. The Ford Motor Company remains on track to offer SIRIUS as a factory installed option in 21 vehicle lines in the Ford, Lincoln and Mercury brands by early calendar year 2007, up from four models at the beginning of 2006 and 16 models at the end of third quarter 2006. Mercedes-Benz is currently factory installing SIRIUS in approximately two-thirds of its model year 2007 vehicles, ahead of its previously stated target of 50%.

During the third quarter of 2006, Audi and Volkswagen launched their previously announced exclusive factory programs with SIRIUS. Mitsubishi announced that it would begin offering SIRIUS as a standard feature or factory option on four models in fall 2006, and throughout its entire U.S. Mitsubishi line in the 2008 model year. Volvo announced that it will offer SIRIUS as a factory installed option in the Volvo S40, Volvo V50, Volvo C70 and all-new Volvo S80 vehicle lines during the 2007 model year.

Guidance

SIRIUS today reiterated the following guidance for full year 2006:

•	6.3 million subscribers at year-end;
•	Average monthly churn of approximately 1.8%;
•	SAC per gross subscriber addition approaching $110;
•	Total revenue of $615 million;
•	Adjusted loss from operations of approximately ($565) million;
•	Free cash flow(1)(6) loss of approximately ($500) million; and
•	SIRIUS’ first quarter of positive free cash flow, after capital expenditures, could be reached as early as the fourth quarter of 2006.

Previously issued longer term guidance remains unchanged.

RESULTS OF OPERATIONS

The discussion of operating expenses below excludes the effects of equity granted to third parties and employees. The company believes this presentation improves the transparency of disclosure and is consistent with the way operating results are evaluated.

THIRD QUARTER 2006 VERSUS THIRD QUARTER 2005

For the third quarter of 2006, SIRIUS recognized total revenue of $167.1 million compared with $66.8 million for the third quarter of 2005. This 150%, or $100.3 million, increase in revenue was primarily driven by a $91.1 million increase in subscriber revenue resulting from the net increase in subscribers of 2,945,388, or 135%, from

September 30, 2005 to September 30, 2006, and a $5.6 million increase in net advertising revenue.

The company’s adjusted loss from operations decreased $22.2 million to ($83.2) million for the third quarter of 2006 from ($105.4) million for the third quarter of 2005 (refer to the reconciliation table of net loss to adjusted loss from operations). This decrease was driven by an increase in subscriber revenue of $91.1 million as a result of a 135% increase in the company’s subscriber base, which more than offset an $81.0 million increase in operating expenses.

Programming and content expenses increased $32.4 million to $55.9 million for the third quarter of 2006 from $23.5 million for the third quarter of 2005. The increase was primarily attributable to license fees and consulting costs associated with new programming, and higher broadcast and webstreaming royalties as a result of the company’s larger subscriber base.

Customer service and billing expenses increased $5.3 million to $14.7 million for the third quarter of 2006 from $9.4 million for the third quarter of 2005. The increase was primarily attributable to call center operating costs necessary to accommodate the increase in the company’s subscriber base and transaction fees due to the addition of new subscribers. Customer service and billing expenses per average subscriber per month declined 36% to $1.01 for the third quarter of 2006 from $1.59 for the third quarter of 2005.

Sales and marketing expenses increased $3.3 million to $41.5 million for the third quarter of 2006 from $38.2 million for the third quarter of 2005. This 9% increase in sales and marketing expenses compared with a 150% increase in total revenue from $66.8 million for the third quarter of 2005 to $167.1 million for the third quarter of 2006.

Subscriber acquisition costs increased $12.2 million to $80.9 million for the third quarter of 2006 from $68.7 million for the third quarter of 2005. The increase was primarily attributable to higher shipments of SIRIUS radios and chip sets to support a 57% increase in gross subscriber additions from 465,228 for the third quarter of 2005 to 732,406 for the third quarter of 2006. This increase was offset by reductions in hardware subsidy rates as the company continued to reduce manufacturing and chip set costs.

SAC per gross subscriber addition decreased 23% from $149 for the three months ended September 30, 2005 to $114 for the three months ended September 30, 2006 primarily due to the reduction in average subsidy rates as the company continued to reduce manufacturing and chip set costs.

General and administrative expenses increased $9.5 million to $23.5 million for the third quarter of 2006 from $14.0 million for the third quarter of 2005. The increase was primarily a result of legal fees, employment-related costs, rent and occupancy costs and bad debt expense to support the growth of the business.

Engineering, design and development expenses increased $10.7 million to $20.5 million for the third quarter of 2006 from $9.8 million for the third quarter of 2005 primarily as a result of costs associated with OEM tooling and manufacturing upgrades and receiver integration for factory installations of SIRIUS radios, development costs associated with the manufacturing of SIRIUS radios and additional personnel-related costs to support research and development efforts.

In September 2005, the company also recorded a ($6.2) million loss from the redemption of its 15% Senior Secured Discount Notes due 2007 and 14½% Senior Secured Notes due 2009.

NINE MONTHS ENDED SEPTEMBER 30, 2006 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 2005

For the nine months ended September 30, 2006, SIRIUS recognized total revenue of $443.9 million compared with $162.2 million for the nine months ended September 30, 2005. This 174%, or $281.7 million, increase in revenue was primarily driven by a $252.4 million increase in subscriber revenue resulting from the net increase in subscribers of 2,945,388, or 135%, from September 30, 2005 to September 30, 2006, and a $19.5 million increase in net advertising revenue.

The company’s adjusted loss from operations increased ($5.1) million to ($346.3) million for the nine months ended September 30, 2006 from ($341.2) million for the nine months ended September 30, 2005 (refer to the reconciliation table of net loss to adjusted loss from operations).

Satellite and transmission expenses increased $11.4 million to $32.1 million for the nine months ended September 30, 2006 from $20.7 million for the nine months ended September 30, 2005. The increase was primarily attributable to an impairment charge associated with certain satellite long-lead time parts purchased in 1999 that will no longer be needed as a result of the company’s new satellite contract.

Programming and content expenses increased $101.8 million to $165.4 million for the nine months ended September 30, 2006 from $63.6 million for the nine months ended September 30, 2005. The increase was primarily attributable to license fees and consulting costs associated with new programming, and higher broadcast and webstreaming royalties as a result of the company’s larger subscriber base.

Customer service and billing expenses increased $17.6 million to $44.2 million for the nine months ended September 30, 2006 from $26.6 million for the nine months ended September 30, 2005. The increase was primarily attributable to call center operating costs necessary to accommodate the increase in the company’s subscriber base and transaction fees due to the addition of new subscribers. Customer service and billing expenses per average subscriber per month declined 38% to $1.13 for the nine months ended September 30, 2006 from $1.81 for the nine months ended September 30, 2005.

Sales and marketing expenses increased $29.9 million to $137.4 million for the nine months ended September 30, 2006 from $107.5 million for the nine months ended September 30, 2005. This 28% increase in sales and marketing expenses compared with a 174% increase in total revenue from $162.2 million for the nine months ended September 30, 2005 to $443.9 million for the nine months ended September 30, 2006. The increase was primarily attributable to increased residuals and OEM revenue share as a result of a 135% increase in the company’s subscriber base, as well as increased cooperative marketing spend, advertising costs for the new marketing campaign and compensation related costs.

Subscriber acquisition costs increased $94.2 million to $298.7 million for the nine months ended September 30, 2006 from $204.5 million for the nine months ended September 30, 2005. The increase was primarily attributable to higher shipments of SIRIUS radios and chip sets to support a 101% increase in gross subscriber additions from 1,252,623 for the nine months ended September 30, 2005 to 2,523,587 for the nine months ended September 30, 2006, offset by reductions in hardware subsidy rates as the company continued to reduce manufacturing and chip set costs.

SAC per gross subscriber addition decreased 27% from $164 for the nine months ended September 30, 2005 to $119 for the nine months ended September 30, 2006 primarily due to the reduction in average subsidy rates as the company continued to reduce manufacturing and chip set costs.

General and administrative expenses increased $21.4 million to $64.3 million for the nine months ended September 30, 2006 from $42.9 million for the nine months ended September 30, 2005. The increase was primarily a result of legal fees, employment-related costs, rent and occupancy costs and bad debt expense to support the growth of the business.

Engineering, design and development expenses increased $12.7 million to $45.9 million for the nine months ended September 30, 2006 from $33.2 million for the nine months ended September 30, 2005 primarily as a result of costs associated with OEM tooling and manufacturing upgrades and receiver integration for factory installations of SIRIUS radios, development costs associated with the manufacturing of SIRIUS radios and additional personnel-related costs to support research and development efforts.

In September 2005, the company also recorded a ($6.2) million loss from the redemption of its 15% Senior Secured Discount Notes due 2007 and 14½% Senior Secured Notes due 2009.

For the nine months ended September 30, 2006 and 2005, the company recorded ($4.4) million and ($0.7) million, respectively, for its share of SIRIUS Canada, Inc.’s net loss.

SIRIUS reported a net loss of ($859.3) million, or ($0.61) per share, for the nine months ended September 30, 2006, including a ($0.01) per share impact from the impairment loss and ($0.28) per share impact from equity charges, compared with a net loss of ($551.6) million, or ($0.42) per share, for the nine months ended September 30, 2005, including a ($0.09) per share impact from equity charges. The adjusted net loss per share, or net loss per share excluding the impairment loss and equity charges, was ($0.32) for the nine months ended September 30, 2006 compared with an adjusted net loss per share of ($0.33) for the nine months ended September 30, 2005 (refer to the reconciliation table of net loss per share to adjusted net loss per share).

Sirius Satellite Radio Inc. and Subsidiaries
Subscriber Data, Metrics and Other Non-GAAP Financial Measures
(Dollars in thousands, unless otherwise stated)
(Unaudited)

Subscribers:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Beginning subscribers	4,678,207	1,814,626	3,316,560	1,143,258
Net additions	441,101	359,294	1,802,748	1,030,662

Ending subscribers	5,119,308	2,173,920	5,119,308	2,173,920

Retail	3,482,514	1,564,718	3,482,514	1,564,718
OEM	1,610,074	581,988	1,610,074	581,988
Hertz	26,720	27,214	26,720	27,214

Ending subscribers	5,119,308	2,173,920	5,119,308	2,173,920

Retail	205,899	209,920	1,017,151	653,463
OEM	236,464	149,000	786,381	378,519
Hertz	(1,262)	374	(784)	(1,320)

Net additions	441,101	359,294	1,802,748	1,030,662

Metrics:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Gross subscriber additions	732,406	465,228	2,523,587	1,252,623
Deactivated subscribers	291,305	105,934	720,839	221,961
Average monthly churn (2)(6)	2.0%	1.8%	1.8%	1.5%

SAC per gross subscriber addition (3)(6)
	$114	$149	$119	$164
Customer service and billing expenses per average subscriber (4)(6)	$1.01	$1.59	$1.13	$1.81
Total revenue	$167,113	$66,831	$443,855	$162,241
Monthly ARPU:
Average monthly subscriber revenue per subscriber before effects of Hertz subscribers and mail-in rebates	$10.73	$11.08	$10.69	$10.78
Effects of Hertz subscribers
	0.07	0.06	0.05	0.04
Effects of mail-in rebates	(0.12)	(0.25)	(0.27)	(0.24)

Average monthly subscriber revenue per subscriber	10.68	10.89	10.47	10.58
Average monthly net advertising revenue per subscriber	0.49	0.26	0.58	0.21

ARPU (5)(6)	$11.17	$11.15	$11.05	$10.79

Sirius Satellite Radio Inc. and Subsidiaries
Subscriber Data, Metrics and Other Non-GAAP Financial Measures - Continued
(Dollars in thousands, unless otherwise stated)
(Unaudited)

Adjusted Loss from Operations:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Net loss	$(162,898)	$(180,450)	$(859,270)	$(551,608)
Impairment loss	—	—	10,917	—
Depreciation	27,583	24,559	78,254	73,640
Equity granted to third parties and employees	43,418	36,946	395,293	116,882
Other income (expense)	8,166	12,971	26,566	18,168
Income tax expense	578	560	1,909	1,680

Adjusted loss from operations (7)	$(83,153)	$(105,414)	$(346,331)	$(341,238)

Adjusted Net Loss and Adjusted Net Loss per Share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Net loss	$(162,898)	$(180,450)	$(859,270)	$(551,608)
Impairment loss	—	—	10,917	—
Equity granted to third parties and employees	43,418	36,946	395,293	116,882

Adjusted net loss (8)	$(119,480)	$(143,504)	$(453,060)	$(434,726)

Net loss per share (basic and diluted)	$(0.12)	$(0.14)	$(0.61)	$(0.42)
Impairment loss	—	—	0.01	—
Equity granted to third parties and employees	0.03	0.03	0.28	0.09

Adjusted net loss per share (basic and diluted) (8)	$(0.09)	$(0.11)	$(0.32)	$(0.33)

Weighted average common shares outstanding (basic and diluted)	1,405,281	1,328,458	1,398,829	1,322,399

Sirius Satellite Radio Inc. and Subsidiaries
Subscriber Data, Metrics and Other Non-GAAP Financial Measures - Continued
(Dollars in thousands, unless otherwise stated)
(Unaudited)

Condensed Consolidated Statements of Operations:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Total revenue	$167,113	$66,831	$443,855	$162,241
Operating expenses:
Satellite and transmission	7,090	7,228	32,077	20,709
Programming and content	55,917	23,542	165,372	63,589
Customer service and billing	14,718	9,416	44,218	26,646
Cost of equipment	6,196	1,453	13,128	4,381
Sales and marketing	41,474	38,181	137,379	107,543
Subscriber acquisition costs	80,863	68,675	298,670	204,461
General and administrative	23,517	13,966	64,314	42,918
Engineering, design and development	20,491	9,784	45,945	33,232
Depreciation	27,583	24,559	78,254	73,640
Equity granted to third parties and employees	43,418	36,946	395,293	116,882

Total operating expenses	321,267	233,750	1,274,650	694,001

Loss from operations	(154,154)	(166,919)	(830,795)	(531,760)
Other income (expense)	(8,166)	(12,971)	(26,566)	(18,168)

Loss before income taxes	(162,320)	(179,890)	(857,361)	(549,928)
Income tax expense	(578)	(560)	(1,909)	(1,680)

Net loss	$(162,898)	$(180,450)	$(859,270)	$(551,608)

Sirius Satellite Radio Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Revenue:
Subscriber revenue, including effects of mail-in rebates	$155,337	$64,273	$408,154	$155,799
Advertising revenue, net of agency fees	7,130	1,508	22,593	3,094
Equipment revenue	3,579	1,030	10,367	3,300
Other revenue	1,067	20	2,741	48

Total revenue	167,113	66,831	443,855	162,241
Operating expenses (excludes depreciation shown separately below) (1):
Cost of services:
Satellite and transmission	7,580	7,695	34,279	22,164
Programming and content	79,532	28,397	462,511	78,382
Customer service and billing	14,915	9,556	44,863	27,051
Cost of equipment	6,196	1,453	13,128	4,381
Sales and marketing	49,083	47,823	152,257	137,891
Subscriber acquisition costs	79,812	81,029	329,418	235,576
General and administrative	35,053	20,103	103,261	64,664
Engineering, design and development	21,513	13,135	56,679	50,252
Depreciation	27,583	24,559	78,254	73,640

Total operating expenses	321,267	233,750	1,274,650	694,001

Loss from operations	(154,154)	(166,919)	(830,795)	(531,760)
Other income (expense):
Interest and investment income	7,750	7,645	26,560	16,922
Interest expense	(15,921)	(13,693)	(48,705)	(28,219)
Loss from redemption of debt	—	(6,214)	—	(6,214)
Equity in net loss of affiliate	—	(739)	(4,445)	(739)
Other income	5	30	24	82

Total other income (expense)	(8,166)	(12,971)	(26,566)	(18,168)

Loss before income taxes	(162,320)	(179,890)	(857,361)	(549,928)
Income tax expense	(578)	(560)	(1,909)	(1,680)

Net loss	$(162,898)	$(180,450)	$(859,270)	$(551,608)

Net loss per share (basic and diluted)	$(0.12)	$(0.14)	$(0.61)	$(0.42)

Weighted average common shares outstanding (basic and diluted)	1,405,281	1,328,458	1,398,829	1,322,399

Sirius Satellite Radio Inc. and Subsidiaries
Consolidated Statements of Operations - continued
(In thousands)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

(1) Amounts related to equity granted to third parties and employees included in other operating expenses were as follows:
Satellite and transmission	$490	$467	$2,202	$1,455
Programming and content	23,615	4,855	297,139	14,793
Customer service and billing	197	140	645	405
Sales and marketing	7,609	9,642	14,878	30,348
Subscriber acquisition costs	(1,051)	12,354	30,748	31,115
General and administrative	11,536	6,137	38,947	21,746
Engineering, design and development	1,022	3,351	10,734	17,020

Total equity granted to third parties and employees	$43,418	$36,946	$395,293	$116,882

Sirius Satellite Radio Inc. and Subsidiaries
Balance Sheet Data
(In thousands)
(Unaudited)

	As of

	September 30, 2006	December 31, 2005

Cash, cash equivalents and marketable securities	$352,301	$879,257
Restricted investments	83,300	107,615
Working capital	(106,429)	404,481
Total assets	1,610,616	2,085,362
Long-term debt	1,083,929	1,084,437
Total liabilities	1,810,916	1,760,394
Accumulated deficit	(3,588,123)	(2,728,853)
Stockholders’ (deficit) equity	(200,300)	324,968

Sirius Satellite Radio Inc. and Subsidiaries
Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Cash flows from operating activities:
Net loss	$(162,898)	$(180,450)	$(859,270)	$(551,608)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	27,583	24,559	78,254	73,640
Non-cash interest expense	785	842	2,332	2,365
Provision for doubtful accounts	1,907	1,012	5,687	3,294
Non-cash equity in net loss of affiliate	(2,276)	—	—	—
Non-cash loss from redemption of debt	—	712	—	712
Loss on disposal of assets	348	34	889	286
Impairment loss	—	—	10,917	—
Equity granted to third parties and employees	43,418	36,946	395,293	116,882
Deferred income taxes	578	560	1,909	1,680
Changes in operating assets and liabilities:
Marketable securities	—	—	—	16
Accounts receivable	(276)	(3,399)	8,710	(9,455)
Inventory	(19,869)	(980)	(30,723)	(5,413)
Prepaid expenses and other current assets	918	(7,059)	(34,564)	(14,613)
Other long-term assets	3,414	2,653	(21,674)	3,131
Accounts payable and accrued expenses	(52,956)	10,178	(70,974)	36,331
Accrued interest	(11,620)	6,467	(10,460)	6,341
Deferred revenue	1,822	31,582	75,669	81,805
Other long-term liabilities	(16,646)	20	(8,051)	(3,522)

Net cash used in operating activities	(185,768)	(76,323)	(456,056)	(258,128)

Cash flows from investing activities:
Additions to property and equipment	(66,588)	(7,086)	(94,368)	(17,949)
Sales of property and equipment	—	6	123	65
Purchases of restricted and other investments	(5,000)	—	(5,700)	(6,291)
Release of restricted investments	25,000	—	25,000	10,997
Purchases of available-for-sale securities	(10,000)	(128,700)	(118,500)	(128,700)
Sales of available-for-sale securities	24,215	5,100	201,340	9,935

Net cash (used in) provided by investing activities	(32,373)	(130,680)	7,895	(131,943)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net	—	493,005	—	493,005
Redemption of debt	—	(57,609)	—	(57,609)
Proceeds from exercise of stock options	1,054	5,021	4,030	11,125
Other	—	—	—	(8)

Net cash provided by financing activities	1,054	440,417	4,030	446,513

Net (decrease) increase in cash and cash equivalents	(217,087)	233,414	(444,131)	56,442
Cash and cash equivalents at the beginning of period	534,963	576,919	762,007	753,891

Cash and cash equivalents at the end of period	$317,876	$810,333	$317,876	$810,333

FOOTNOTES TO PRESS RELEASE AND TABLES FOR NON-GAAP FINANCIAL MEASURES

This press release, including the selected financial information above, includes the following non-GAAP financial measures: free cash flow, average monthly churn; SAC per gross subscriber addition; customer service and billing expenses per average subscriber; average monthly revenue per subscriber, or ARPU; adjusted loss from operations; adjusted net loss; and adjusted net loss per share. The definitions and usefulness of such non-GAAP financial measures are as follows (dollars in thousands, unless otherwise stated):

(1) SIRIUS defines free cash flow as cash flow from operating activities, capital expenditures and restricted investment activity.

(2) SIRIUS defines average monthly churn as the number of deactivated subscribers divided by average quarterly subscribers.

(3) SIRIUS defines SAC per gross subscriber addition as subscriber acquisition costs, excluding equity granted to third parties and employees, and negative margins from the direct sale of SIRIUS radios and accessories divided by the number of gross subscriber additions for the period. SAC per gross subscriber addition is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Subscriber acquisition costs	$79,812	$81,029	$329,418	$235,576
Less: equity granted to third parties and employees	1,051	(12,354)	(30,748)	(31,115)
Add: negative margins from direct sale of SIRIUS radios and accessories	2,617	423	2,761	1,081

SAC	$83,480	$69,098	$301,431	$205,542

Gross subscriber additions	732,406	465,228	2,523,587	1,252,623
SAC per gross subscriber addition	$114	$149	$119	$164

(4) SIRIUS defines customer service and billing expenses per average subscriber as total customer service and billing expenses, excluding equity granted to third parties and employees, divided by the daily weighted average number of subscribers for the period.

(5) SIRIUS defines ARPU as the total earned subscriber revenue and net advertising revenue divided by the daily weighted average number of subscribers for the period. ARPU is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Subscriber revenue	$155,337	$64,273	$408,154	$155,799
Net advertising revenue	7,130	1,508	22,593	3,094

Total subscriber and net advertising revenue	$162,467	$65,781	$430,747	$158,893
Daily weighted average number of subscribers	4,848,293	1,968,643	4,332,332	1,634,796
ARPU	$11.17	$11.15	$11.05	$10.79

(6) SIRIUS believes free cash flow; average monthly churn; SAC per gross subscriber addition; customer service and billing expenses per average subscriber; and ARPU provide meaningful supplemental information regarding operating performance and liquidity and are used for internal management purposes, when publicly providing the business outlook, and as a means to evaluate period-to-period comparisons. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

SIRIUS believes the exclusion of equity granted to third parties and employees expense in the calculations of SAC per gross subscriber addition and customer service and billing expenses per average subscriber is useful given the significant variation in expense that can result from changes in the fair market value of SIRIUS common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of subscriber acquisition costs and customer service and billing expenses. Specifically, the exclusion of equity granted to third parties and employees expense in the calculation of SAC per gross subscriber addition is critical in being able to understand the economic impact of the direct costs incurred to acquire a subscriber and the effect over time as economies of scale are reached.

(7) SIRIUS refers to net loss before taxes; other income (expense) - including interest and investment income, interest expense, loss from redemption of debt and equity in net loss of affiliate; depreciation; impairment charges; and equity granted to third parties and employees expense as adjusted loss from operations. Adjusted loss from operations is not a measure of financial performance under GAAP. The company believes adjusted loss from operations is a useful measure of its operating performance. The company uses adjusted loss from operations for budgetary and planning purposes; to assess the relative profitability and on-going performance of consolidated operations; to compare performance from period to period; and to compare performance to that of its primary competitor. The company also believes adjusted loss from operations is useful to investors to compare operating performance to the performance of other communications, entertainment and media companies. The company believes that investors use current and projected adjusted loss from operations to estimate the current or prospective enterprise value and make investment decisions.

Because the company funds and builds-out its satellite radio system through the periodic raising and expenditure of large amounts of capital, results of operations reflect significant charges for interest and depreciation expense. The company believes adjusted loss from operations provides useful information about the operating performance of the business apart from the costs associated with the capital structure and physical plant. The exclusion of interest expense and depreciation is useful given fluctuations in interest rates and significant variation in depreciation expense that can result from the amount and timing of capital expenditures and potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. The company believes the exclusion of taxes is appropriate for comparability purposes as the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. The company also believes the exclusion of equity granted to third parties and employees expense is useful given the significant variation in expense that can result from changes in the fair market value of the company’s common stock. Finally, the company believes that the exclusion of equity in net loss of affiliate (SIRIUS Canada Inc.) is useful to assess the performance of its core consolidated operations in the continental United States. To compensate for the exclusion of taxes, other income (expense), depreciation, impairment charges and equity granted to third parties and employees expense, the company separately measures and budgets for these items.

There are material limitations associated with the use of adjusted loss from operations in evaluating the company compared with net loss, which reflects overall financial performance, including the effects of taxes, other income (expense), depreciation, impairment charges and equity granted to third parties and employees expense. The company uses adjusted loss from operations to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate the operating results after giving effect for these costs, should refer to net loss as disclosed in the unaudited consolidated statements of operations. Since adjusted loss from operations is a non-GAAP financial measure, the calculation of adjusted loss from operations may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

(8) SIRIUS refers to adjusted net loss and adjusted net loss per share as net loss and net loss per share excluding impairment charges and equity granted to third parties and employees expense. Adjusted net loss and adjusted net loss per share are not measures of financial performance under GAAP. The company believes adjusted net loss and adjusted net loss per share are useful to investors to compare its operating performance to the performance of other communications, entertainment and media companies. The company believes the exclusion of impairment charges is appropriate for comparability purposes as the existence, amount and timing of impairment charges can vary period to period and can vary widely across different industries or among companies within the same industry. The company also believes the exclusion of equity granted to third parties and employees expense is useful given the significant variation in expense that can result from changes in the fair market value of the company’s common stock.

There are material limitations associated with the use of adjusted net loss and adjusted net loss per share in evaluating the company compared with net loss and net loss per share, which reflects overall financial performance, including the effects of impairment charges and equity granted to third parties and employees expense. The company uses adjusted net loss and adjusted net loss per share to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate the operating results after giving effect for these costs, should refer to net loss and net loss per share as disclosed in the unaudited consolidated statements of operations. Since adjusted net loss and adjusted net loss per share are non-GAAP financial measures, the calculation of adjusted net loss and adjusted net loss per share may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

# # #

About SIRIUS

SIRIUS, “The Best Radio on Radio,” delivers more than 130 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 69 music channels. SIRIUS also delivers 65 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NBA and NHL and broadcasts live play-by-play games of the NFL, NBA and NHL. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS Internet Radio (SIR) is a CD-quality, Internet-only version of the SIRIUS radio service, without the use of a radio, for the monthly subscription fee of $12.95. SIR delivers more than 75 channels of talk, entertainment, sports, and 100% commercial free music.

SIRIUS products for the car, truck, home, RV and boat are available in more than 25,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam’s Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, Bentley, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep®, Land Rover, Lexus, Lincoln-Mercury, Mazda, Mercedes-Benz, MINI, Nissan, Rolls Royce, Scion, Toyota, Porsche, Volkswagen, and Volvo. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our operational results are: our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming partners, our competitive position and any events which affect the useful life of our satellites.

E-SIRI

Media Contact:

Patrick Reilly
SIRIUS
212.901.6646
preilly@siriusradio.com

Analyst Contact:

Paul Blalock
SIRIUS
212.584.5174
pblalock@siriusradio.com

Michelle McKinnon
SIRIUS
212.584.5285
mmckinnon@siriusradio.com